Contact:     Barbara B. Lucas
                                                Senior Vice President
                                                Public Affairs
                                                410-716-2980

                                                Mark M. Rothleitner
                                                Vice President
                                                Investor Relations and Treasurer
                                                410-716-3979


FOR IMMEDIATE RELEASE:  Wednesday, September 29, 2004

Subject: Black & Decker Receives Regulatory Approvals for the Acquisition of Pentair's Tools Group

Towson, MD - The Black & Decker Corporation (NYSE: BDK) today announced that the antitrust waiting periods have passed, or it has received clearance from all regulatory agencies, for the purchase of the Tools Group from Pentair, Inc. (NYSE: PNR). The Tools Group includes the Porter-Cable, Delta, DeVilbiss Air Power, Oldham Saw, and FLEX businesses. The purchase price will be approximately $775 million in cash, and the closing of the transaction is now anticipated to occur in early October. The Tools Group's sales and operating profit for 2003 were $1.08 billion and $82 million, respectively.

     Nolan D. Archibald, Chairman and Chief Executive Officer, commented, "We are pleased to have received regulatory clearance. By adding the Tools Group's well-respected brands and products, we expand our offerings where we have relatively low market share. Further, we are enhancing our distribution network, particularly in the industrial and construction channel. The acquisition of Pentair's Tools Group is a great strategic fit with our DEWALT division and will nearly double our North American professional business."


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     "From a  strategic  and  financial  perspective,  this is an ideal  bolt-on acquisition. We will leverage our proven strengths in product innovation, brand management, strong customer relationships, end-user focus, and cost reduction to add value to the acquired businesses. We anticipate that we will realize $65 million of annual cost savings by the end of 2007. The acquisition should be slightly accretive to earnings per share in 2004, and as we previously announced, we expect accretion of approximately $0.50 per share in 2005 and an incremental $0.25 per share in both 2006 and 2007, for a total annual accretion of $1.00 per share by the end of 2007. The acquisition has a very positive net present value and should be accretive to our return on capital employed by 2007."

     This  release  includes  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. By their nature, all forward-looking statements involve risks and uncertainties. For a more detailed discussion of the risks and uncertainties that may affect Black & Decker's operating and financial results and its ability to achieve the financial objectives discussed in this press release, interested parties should review the "Forward-Looking Statements" sections in Black & Decker's reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

     Black & Decker is a leading global manufacturer and marketer of power tools and accessories, hardware and home improvement products, and technology-based fastening systems.
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